EXHIBIT 99.1

OptimumBank Holdings Announces Strong Quarterly and Year End Results

FORT LAUDERDALE, Fla., Jan. 14, 2008 (PRIME NEWSWIRE) -- OptimumBank Holdings, Inc. (Nasdaq:OPHC) reported net income of $501,415 or $.17 per basic and $.17 per diluted share for the fourth quarter ended December 31, 2007, representing a 31.7% increase over the $380,829 or $.13 per basic and $.12 per diluted share reported for the same quarter last year. Net income for the year ended December 31, 2007 was $1,741,893 or $.59 per basic and $.57 per diluted share compared to net income of $1,834,839 or $.62 per basic and $.60 per diluted share reported for the prior year ended December 31, 2006. Chairman of the Board, Albert J. Finch noted, "Bad news is prevalent in the financial sector right now. OptimumBank's news is good and our results are extraordinary in light of an unprecedented weak marketplace. Our lending and investing practices have been conservative since opening for business and we have not engaged in sub-prime mortgage lending. As a result, with an overall 57% loan to value at origination in our loan portfolio, we are not anticipating the loan problems being reported by other banks."

The Company's assets as of December 31, 2007 increased to $241.5 million compared to $225.7 million at December 31, 2006, a $15.8 million increase. The Company's securities portfolio increased to $58.7 million at December 31, 2007 compared to $33.6 million at December 31, 2006. The Company's net loan portfolio decreased to $173.3 million at December 31, 2007 from $181.8 million at December 31, 2006. Richard Browdy, President, noted, "Tighter underwriting standards coupled with a weak South Florida real estate market slowed loan origination volumes." The Company reported no loan delinquencies at December 31, 2007, with non-performing loans and real estate owned totaling a minimal $245,228 and $78,682, respectively. "We are entering the 2008 year with one of the lowest loan delinquency rates in Florida attesting to the overall strength of our portfolio," remarked Mr. Browdy.

OptimumBank offers retail banking, commercial banking and real estate lending services and products to individuals and businesses in Broward, Dade, and Palm Beach Counties. OptimumBank also offers internet banking services through its "OptiNet" internet banking website, located at www.optimumbank.com.

The OptimumBank Holdings, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3232

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

CONTACT:  OptimumBank Holdings, Inc.
          Richard L. Browdy, President
            (954) 776-2332
            rlbrowdy@optimumbank.com
          Albert J. Finch, Chairman of the Board
            (954) 776-2332
            ajfinch@optimumbank.com